QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99

[WILLIS LEASE FINANCE LETTERHEAD]

NEWS RELEASE

WILLIS LEASE FINANCE RECRUITS MONICA J. BURKE AS CHIEF FINANCIAL OFFICER

SAUSALITO, CA—July 12, 2002—Willis Lease Finance Corporation (Nasdaq: WLFC), a leading lessor of commercial jet engines to the aviation industry, today announced Monica J. Burke will join the company as its Chief Financial Officer and Executive Vice President, effective July 15, 2002.

"Monica Burke brings a wealth of experience in accounting and finance, operations, and mergers and acquisitions with more than 20 years of management experience," said Charles F. Willis, President and CEO. "Her background in accounting and taxes, as well as her extensive experience as a CFO with public companies, provides important breadth to our management team."

Most recently, Ms. Burke served as Chief Operating Officer at Rosewood Stone Group, a private investment and venture capital firm, and was responsible for mergers and acquisitions, completing and managing venture investments, financial, legal and administrative functions. Prior to joining Rosewood Stone, she served as Chief Financial Officer for Valley Forge Corporation, a public company that had revenues of more than $100 million in 1999 when it was acquired by Key Components Inc. Prior to that, Ms. Burke was Vice President of Finance for Western Micro Technology, a $45 million publicly traded distributor of semiconductor components and systems. She started her career in finance with Price Waterhouse, and later served as manager of tax accounting for five years at Coopers & Lybrand.

An honors graduate of the University of Oregon, Ms. Burke is a Certified Public Accountant. She resides in Larkspur, California with her husband and son.

About Willis Lease Finance

Willis Lease Finance Corporation leases spare commercial aircraft engines, rotable parts and aircraft to commercial airlines, aircraft engine manufacturers and overhaul/repair facilities. These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines.

-0-

Note: Transmitted on BusinessWire on July 12, 2002 at 12:08 p.m. PDT.

QuickLinks

  Exhibit 99
WILLIS LEASE FINANCE RECRUITS MONICA J. BURKE AS CHIEF FINANCIAL OFFICER